Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

CASCADE BANCORP REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Bend, Ore. – August 14, 2014 - Cascade Bancorp, (NASDAQ: CACB) (“Company” or "Cascade") the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the second quarter of 2014.
The Company reported a net loss for the second quarter of 2014 of $4.7 million, or $0.08 per share as compared to net income of $46.4 million or $0.98 per share for the second quarter of 2013. The net loss for the second quarter of 2014 was primarily due to merger-related expenses recorded of $9.9 million related to the acquisition of Home Federal Bancorp, Inc. (“Home”) which was completed in the second quarter and other one-time charges. The net income in the second quarter of 2013 was mainly attributable to the release of the Company’s valuation allowance on its deferred tax asset (“DTA”). Net income for the first quarter of 2014 was $0.9 million or $0.02 per common share.
On May 16, 2014 the Company completed its acquisition of Home resulting in a $2.3 billion banking franchise with top community bank market share in growth markets of Oregon and Idaho. At June 30, 2014, total deposits increased 66.4% from December 31, 2013 to $1.9 billion with cost of deposits under 0.15%. As of June 30, 2014, 52.1% of total deposits are in checking account balances. Net loans increased 41.0% from December 31, 2013 to $1.4 billion as of June 30, 2014 with the addition of Home loans.
Systems integration was completed on May 27, 2014 which was a main step to enabling the projected right-sizing of the combined branch network and the realization of overhead and operational efficiencies. The combination is expected to significantly enhance future profitability, with improved revenue and cost structure efficiencies. Customer benefits include access to a broader offering including mobile banking, cash management, card services and stronger lending capabilities.
“We are extremely pleased with having both closed and integrated Home Federal Bancorp during the last two weeks of May,” commented Terry Zink, President and Chief Executive Officer of Cascade Bancorp. “As anticipated, our second quarter loss resulted from acquisition related charges. While there is still more to do, we expect the third and fourth quarters of 2014 will demonstrate the potential earnings power of the combined banks as we build momentum in loan balances funded by a strong and stable core deposit franchise.”
Zink continued, “The cost savings anticipated in the Home transaction are on track and I am also pleased that the loans acquired with Home are satisfactory in terms of credit quality. With the acquisition largely behind us, we look forward to expanding banking relationships with our new Home customers across the Cascade footprint.”
The financial statements as of June 30, 2014 are inclusive of purchase accounting adjustments to Home assets and liabilities as of the acquisition date. The financial results for the second quarter of 2014 include Home income and expense for approximately one-half of this quarterly period. The comparative changes described below arise mainly from the benefits and costs related to the Home acquisition.
Second Quarter 2014 Financial Highlights

•
Including acquisition related expenses, the net loss for the second quarter of 2014 was $4.7 million or $0.08 per share compared to net income of $46.4 million or $0.98 per share for the second quarter of 2013. Acquisition related costs were $9.9 million for the second quarter of 2014 and $10.8 million year-to-date (pretax).

•	At June 30, 2014 stockholders’ equity increased to $306.9 million with the acquisition of Home, including purchase accounting adjustments. This compares to $188.7 million at December 31, 2013.

•	The total common equity ratio to total assets and tangible common equity ratio to total assets[1] were 13.41% and 9.74% at June 30, 2014 and 13.42% and 13.38%, at December 31, 2013, respectively.

•	Net loans at June 30, 2014 totaled $1.4 billion, an increase of 41.0 % compared to December 31, 2013.

•	Total deposits as of June 30, 2014 were $1.9 billion up 66.4% compared to December 31, 2013.

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.

•	Net interest margin (“NIM”) for the second quarter of 2014 was 3.98% compared to 3.83% in the first quarter of 2014.

•
Credit quality improved with non-performing assets (“NPA’s”) at 0.80% of total assets at June 30, 2014 compared to 1.01% at June 30, 2013. Net charge off’s for the second quarter of 2014 were $1.3 million, as compared to $2.9 million in the second quarter of 2013.

Acquisition of Home Federal Bancorp
The table below summarizes the amounts recognized as of the acquisition date for each major class of assets acquired and liabilities assumed. Generally accepted accounting principles require the recording of acquired assets at fair value; preliminary fair value estimates are subject to adjustment for a period of one year post acquisition date should subsequent events or information indicates that an adjustment of such estimates is necessary.

Purchase Price (in thousands, except per share data)
Cascade Bancorp common stock shares issued for Home Federal shares		24,309,131
Cascade share price as calculated in the Merger Agreement		$4.91
Consideration from common stock conversion (1.6772 ratio)		$119,285
Consideration paid in cash ($8.43 per share)		$122,163
Total purchase price		241,448
ASSETS
Cash and cash equivalents	$160,782
Investment securities	318,893
Loans	392,344
Premises and equipment	18,610
Other real estate owned	3,514
Deferred tax asset	15,168
Bank owned life insurance	15,896
Other assets	13,259
Intangible asset acquired	7,667
Total assets	$946,133
LIABILITIES
Deposits	$760,648
Other liabilities	19,875
Total liabilities	$780,523
Net identifiable assets acquired		165,610
Goodwill		$75,838

Financial Review
Total assets at June 30, 2014 were $2.3 billion, compared with $1.4 billion at December 31, 2013. The increase from year-end 2013 mainly reflects the $946.1 million in tangible net assets at fair value acquired in the Home acquisition.
Cash and cash equivalents at June 30, 2014 were $164.3 million compared to $81.8 million at December 31, 2013. The increased liquidity at June 30, 2014 as compared to year-end 2013 was the result of the acquisition of Home, and includes the effect of a post-closing sale of certain long-duration Home investment securities. Cascade intends to opportunistically redeploy its increased liquidity into organic loans and certain wholesale assets over the balance of the year. Cascade’s strategic aim is to reduce duration risk in the combined balance sheet by replacing the longest duration Home investment securities with a combination of floating and adjustable-rate assets. Investment securities classified as available-for-sale and held-to-maturity were $430.8 million at June 30, 2014 as compared to $195.8 million at December 31, 2013 and $218.6 million at June 30, 2013. The increase in investment securities classified as available-for-sale and held-to-maturity at June 30, 2014 was a result of the Home combination.
Goodwill recorded in connection with Home acquisition totaled $75.8 million. There was no goodwill in prior periods. The deferred tax asset is $70.0 million at June 30, 2014 compared to $50.1 million at December 31, 2013.

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

Total net loans at June 30, 2014 were $1.4 billion which includes Home’s acquired loans. Net loans at the end of the second quarter of 2014 are up 41.0% compared to December 31, 2013 and 54.6% on a year-over-year basis. Organic loan growth during the second quarter of 2014 was muted because production was largely offset by the payoff of a top 10 customer loan related to the customer’s excess liquidity. The organic loan pipeline at June 30, 2014 was at its strongest level in a year, mainly in commercial and industrial (“C&I”) loans and owner-occupied commercial real estate. The C&I loan portfolio was $300.7 million at June 30, 2014 compared to $254.2 million at December 31, 2013 and $197.0 million a year earlier and includes Cascade’s shared national credit portfolio of floating rate participations that have been acquired with the strategic aim of diversifying credit risk while improving the Company’s interest rate risk profile.
Total deposits were $1.9 billion at June 30, 2014, including $760.6 million of Home acquired deposits, a 66.4% increase over the balance at December 31, 2013 and 75.9% on a year-over-year basis.
Total stockholders' equity at June 30, 2014 was $306.9 million compared to $188.7 million at December 31, 2013. The increase was predominately due to the effect of Home acquisition. Tangible stockholders' equity2 was $223.0 million at June 30, 2014 and $188.2 million at December 31, 2013. The total common equity ratio to total assets and tangible common equity ratio1 to total assets were 13.41% and 9.74% at June 30, 2014 and 13.42% and 13.38%, at December 31, 2013, respectively.
The Company reported a net loss for the second quarter of 2014 of $4.7 million, or $0.08 per share due primarily to Home acquisition-related expenses of $9.9 million and other one-time charges of $2.4 million. This compares to net income for the first quarter of 2014 (“linked quarter”) of $0.9 million or $0.02 per share, and $46.4 million or $0.98 per share in the second quarter of 2013. The linked quarter period included $0.9 million in transaction related expenses related to the acquisition of Home.

Net interest income was $15.7 million for the quarter ending June 30, 2014 as compared to $11.7 million for the first quarter of 2014, and to $11.5 million in the year ago quarter. The comparative increase was related to inclusion of earnings on Home acquired assets for approximately half of the second quarter of 2014.

Total interest income was $16.2 million for the quarter ending June 30, 2014 as compared to $12.1 million in the first quarter of 2014 and $12.4 million in the year ago quarter. The comparative increase was related to inclusion of earnings on Home acquired assets for approximately half of the second quarter of 2014.

Total interest expense for the second quarter of 2014 was $0.5 million compared to $0.4 million in the first quarter of 2014 and $0.9 million for the second quarter of 2013. The increase in the second quarter of 2014 over the first quarter of 2014 was a result of the inclusion of Home deposit expense for approximately half of the second quarter of 2014.
The NIM for the second quarter of 2014 was 3.98%, this compares to the prior quarter net interest margin of 3.83%. As described above, the Company’s strategic aim is to moderate duration risk in the combined balance sheet and better position the bank to benefit from rising market interest rates. In part, this strategy will include redeployment of long duration Home investment securities into a combination of floating and adjustable-rate assets. These actions are expected to occur over the next several quarters. Internal forecasts as to the effect of this strategy will be a NIM estimated between 3.65% to 3.75% by the fourth quarter of 2014 (inclusive of discount accretion of fair value marks). Because future interest rates are unpredictable and the execution of the Company’s redeployment strategy is uncertain no assurance can be given as to the achievement of the NIM forecast.
Non-interest income for the second quarter 2014 was $4.8 million compared to $3.4 million in the first quarter 2014 and $3.5 million for the second quarter of 2013. This relates mainly to the inclusion of Home revenues for half of the current quarter as well as increased card revenue.
Non-interest expense for the second quarter 2014 was $30.2 million and includes $12.3 million of acquisition related and one-time charges. Acquisition expenses are related to severance, branch consolidation costs, contract termination, disposal of excess equipment, and professional and legal services rendered in connection with the acquisition. Other items include charges related to occupancy and certain incentive plan accruals in the period.  Home operating expenses are included for approximately half of the current quarter. Non-interest expense for the first quarter of 2014 was $13.9 million and $19.3 million for the year ago period.
Asset Quality
Acquired loans are recorded at fair value with no allowance for loan losses brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the Home acquisition was $6.1 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).
The Company has determined it will report on a cash basis any potential future benefits and/or costs incurred with respect to Home’s remaining Federal Deposit Insurance Commission (“FDIC”) loss share receivables (or payables). The remaining benefit

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

and/or cost of the FDIC Agreements are not expected to be material to the Company’s financial condition. In the acquired loan portfolio, $53.6 million in loans remain covered loans at June 30, 2014 of which 91.6 % are currently performing. Estimated future losses on acquired covered loans are included in the fair value purchase accounting mark. Home had two acquired loss sharing agreements that the Company now holds, which expire in the third quarter of 2014 and 2015, respectively.
At June 30, 2014, delinquent loans were 0.27% of the loan portfolio, inclusive of Home delinquencies. This compares to 0.33% as of March 31, 2014 and 0.51% for the year ago period. Net loan charge-offs totaled $1.3 million for the second quarter of 2014 compared to $2.9 million for the second quarter of 2013.
Non-performing assets as a percentage of total assets was 0.80% at June 30, 2014, as compared to 0.65% at the end of the first quarter 2014 and 1.01% a year ago. The increase in the current quarter relates to the inclusion of Home non-performing assets, of which 22.1% of current non performing Home loans are subject to FDIC loss sharing agreements.
The Company made no provision for loan losses as management believes the reserve for loan losses of $20.5 million at June 30, 2014 is adequate.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 40 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. Such forward-looking statements also include, but are not limited to, statements about the expected cost savings, synergies, and other financial benefits from the recently completed merger of Cascade and Home Federal Bancorp might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; and our ability to execute our business plan Additional risks and uncertainties are identified and discussed in Cascade’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

Information contained herein, other than information at December 31, 2013, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2013, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	June 30, 2014	December 31, 2013	June 30, 2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$53,775	$33,300	$27,522
Interest bearing deposits	110,475	48,527	68,820
Federal funds sold	22	22	22
Total cash and cash equivalents	164,272	81,849	96,364
Investment securities available-for-sale	276,096	194,481	217,221
Investment securities held-to-maturity	154,717	1,320	1,365
Federal Home Loan Bank (FHLB) stock	26,178	9,913	10,099
Loans held for sale	4,944	10,359	17,402
Loans, net	1,372,909	973,618	888,187
Premises and equipment, net	44,378	32,953	34,314
Bank-owned life insurance	52,895	36,567	36,140
Other real estate owned, net	5,724	3,144	2,606
Deferred tax asset, net	69,994	50,068	50,386
Core deposit intangible	8,092	529
Goodwill	75,838	—
Other assets	32,336	11,418	11,773
Total assets	$2,288,373	$1,406,219	$1,365,857
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$638,923	$431,079	$412,504
Interest bearing demand	908,683	544,668	511,719
Savings	133,006	50,258	45,469
Time	261,423	141,315	134,560
Total deposits	1,942,035	1,167,320	1,104,252
FHLB borrowings	—	27,000	50,000
Other liabilities	39,442	23,184	23,714
Total liabilities	1,981,477	1,217,504	1,177,966

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	450,615	330,839	330,414
Accumulated deficit	(145,823)	(142,088)	(144,811)
Accumulated other comprehensive income (loss)	2,104	(36)	2,288
Total stockholders' equity	306,896	188,715	187,891
Total liabilities and stockholders' equity	$2,288,373	$1,406,219	$1,365,857

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Interest income:
Interest and fees on loans	$14,147	$10,933	$10,749	$11,238
Interest on investments	2,020	1,381	1,328	1,322
Other interest income	45	66	27	37
Total interest income	16,212	12,380	12,104	12,597

Interest expense:		3,832
Deposits:
Interest bearing demand	217	182	175	166
Savings	7	6	4	5
Time	319	261	183	333
Other borrowings	1	460	5	474
Total interest expense	544	909	367	978

Net interest income	15,668	11,471	11,737	11,619
Loan loss provision	—	1,000	—	—
Net interest income after loan loss provision	15,668	10,471	11,737	11,619

Non-interest income:
Service charges on deposit accounts	1,114	744	753	735
Card issuer and merchant services fees, net	1,595	875	1,001	751
Earnings on bank owned life insurance	249	224	183	211
Mortgage banking income, net	622	1,060	434	1,160
Swap fee income	617	—	326
Other income	617	613	655	499
Total non-interest income	4,814	3,516	3,352	3,356

Non-interest expense:
Salaries and employee benefits	13,746	8,960	7,643	7,647
Occupancy	4,851	1,573	1,140	1,155
Information Technology	1,815	658	787
Equipment	629	367	337	368
Communications	562	395	383	366
FDIC insurance	454	404	232	445
OREO	710	(2)	(8)	277
Professional services	3,851	829	1,332	681
Prepayment penalties on FHLB advances	—	3,827	—
Other expenses	3,607	2,298	2,004	2,372
Total non-interest expense	30,225	19,309	13,850	13,311

Loss before income taxes	(9,743)	(5,322)	1,239	1,664
Income tax benefit	5,065	51,746	(296)	(32)
Net (loss) income	$(4,678)	$46,424	$943	$1,696

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014	Three Months Ended June 30, 2013
Share Date
Basic net income per common share	$(0.08)	$0.02	$0.98
Diluted net income per common share	$(0.08)	$0.02	$0.98
Book value per basic common share	$4.25	$4.00	$3.95
Basic average shares outstanding	58,499	47,233	47,172
Fully diluted average shares outstanding	58,499	47,296	47,537
Key Ratios
Return on average total stockholders' equity	(9.05)%	2.02%	95.81%
Return on average total assets	(1.04)%	0.28%	13.50%
Total common equity ratio	13.41%	13.85%	13.76%
Total tangible common equity ratio [1]	9.74%	13.81%	13.76%
Net interest spread	3.90%	3.75%	3.56%
Net interest margin	3.98%	3.83%	3.75%
Total revenue	$20,483	$15,089	$14,987
Efficiency ratio [2]	148%	91.79%	128.84%
Credit Quality Ratios
Reserve for credit losses	$20,911	$22,162	$23,134
Reserve for credit losses to ending gross loans	1.50%	2.20%	2.54%
Non-performing assets ("NPAs")	$18,194	$8,906	$13,767
NPAs to total assets	0.80%	0.65%	1.01%
Delinquent > 30 days to total loans (excld. NPAs)	0.27%	0.33%	0.51%
Net Charge-offs	$1,251	$(865)	$2,854
Net loan charge-offs to average total loans	0.11%	(0.09)%	0.32%
Bank Capital Ratios
Tier 1 capital leverage ratio	9.50%	10.89%	10.90%
Tier 1 risk-based capital ratio	10.25%	13.21%	13.35%
Total risk-based capital ratio	11.50%	14.47%	14.61%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	9.81%	10.89%	10.89%
Tier 1 risk-based capital ratio	10.59%	13.19%	13.37%
Total risk-based capital ratio	11.84%	14.45%	14.63%
1 Tangible common equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of goodwill and core deposit intangible (“CDI”), divided by total assets. See below for a reconciliation to total common equity ratio to total assets.
2 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.

Reconciliation of period end stockholders' equity to period end tangible stockholders' equity:
	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Stockholders' equity	$306,896	$190,263	$188,715	$187,891
Core deposit intangible	8,092	502	529	—
Goodwill	75,838	—	—	—
Tangible stockholders' equity	$222,966	$189,761	$188,186	$187,891

Reconciliation of period end stockholders' common equity ratio to period end tangible stockholders' common equity ratio:
Stockholders' equity	$306,896	$190,263	$188,715	$187,891
Total assets	$2,288,373	$1,374,013	$1,406,219	$1,365,857
Common stockholders' equity ratio	13.41%	13.85%	13.42%	13.76%
Tangible stockholders' equity	$222,966	$189,761	$188,186	$187,891
Total assets	$2,288,373	$1,374,013	$1,406,219	$1,365,857
Tangible common stockholders' equity ratio	9.74%	13.81%	13.38%	13.76%

1 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
2 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders' equity.